EXHIBIT 10.4


April 13, 1998



Mack V. Traynor, III
19880 Sweetwater Curve
Shorewood, MN 55331


Dear Mack:

I am pleased to confirm our agreement reached on February 25, 1998. Telident will engage you to perform consulting and business development activities. These services extend beyond the normal responsibilities, and are in addition to your role as a Director of the company. Our consulting relationship will have no fixed termination date, but will continue at the pleasure of the board of directors, or when by mutual agreement we decide that the assignment has achieved its objectives and should be concluded. Time is the of the essence, and I look forward to your early and detailed involvement.

You will assist Telident in the following areas:

I. Add your telecommunications experience and insight through review/refinement of the company's strategic growth plan.

II. Assist in strategy implementation and business growth through, but not limited to:
         A.       evaluation of expansion opportunities in new markets,
         B.       definition and valuation of new product opportunities,
         C. assessment and completion of joint ventures, partnerships and strategic alliances,
         D.       identification of potential merger and acquisition candidates,
         E.       negotiation and execution of partnering/merger agreements.

III.     Investment Banking and Financial Markets Relationships, including
         A.       developing effective presentations,
         B. providing introductions, and telling the story to investment bankers, financial analysts, and others as appropriate,
         C.       assist in the acquisition of capital, as required.

For these services, Telident will grant you 100,000 warrants to purchase shares of Telident Common Stock at $1.188 (the closing price on February 25, 1998, the date on which this agreement was reached). The warrants will vest five years from this date (February 25, 2003) and will be exercisable for a period of two
(2) years from the date of vesting. Any warrants not otherwise vested will terminate at such time as this consulting agreement is terminated. If Telident is sold, merged, or otherwise reorganized into another public entity where Telident is not the surviving company, all warrants will vest immediately.

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The vesting of the warrants will be accelerated on achievement of the following financial results:

         * 60% of warrants will vest according to the following Revenue achievement, where the revenue is defined as the annualized revenue run-rate, measured quarterly.
         *        20% when Telident total revenues exceed $10 Million
         *        20% when Telident total revenues exceed $20 Million
         *        20% when Telident total revenues exceed $30 Million

         * 40% of warrants will vest according to the achievement of the following Stock Price
         *        20% when Telident stock reaches $4.00,
         *        20% when Telident stock price reaches $6.00.

The Telident board of directors ratified this consulting arrangement and the issuance of these warrants at its telephone board meeting held on Wednesday, April 8, 1998. Warrant documents effective February 25, 1998 will be issued to you shortly.

I look forward to working with you, and to our success.

Sincerely yours,


/s/ W. Edward McConaghay
W. Edward McConaghay
President & CEO

cc:   Mark Sheffert
      Chairman of the Board